EXHIBIT 99.1

Press Release dated April 18, 2006

Tower Tech Holdings Announces the Appointment of Samuel W. Fairchild as Interim CEO

and Senior Advisor

Manitowoc-(BUSINESS WIRE) April 18, 2006: Tower Tech Holdings, Inc. (OTCBB: TWRT) is pleased to announce the appointment of Samuel W. Fairchild as interim CEO and senior advisor.

Samuel W. Fairchild has served on the board of Tower Tech Systems, Inc since November of 2005 and will now serve as Interim CEO and senior advisor on global strategies to the public company; Tower Tech Holdings, Inc. Sam is a former senior policy official for transportation and environmental policy in the Reagan and Bush Administrations, were he oversaw the implementation of transportation deregulation and advised then Vice- President George H.W. Bush on transportation, environmental and regulatory reform matters. Upon the Vice President’s election to the Presidency, George HW Bush selected Sam to serve as his top policy official at the Department of Transportation, where Sam co- led the landmark development of the President’s National Transportation Policy. That policy has survived two changes in administration, and continues to serve as the conceptual blue print for transportation and environmental policy in the United States. Sam currently heads the Tadpole Group, a firm focused on harvesting value from transformation of business models, industries, institutions and technologies.

Christopher Allie, President of Tower Tech Holdings said this; “We are extremely excited to have such a highly- experienced individual as Sam providing leadership and vision to the Company as both a board member and interim CEO. Sam’s remarkable success in government and Business will also provide value to us as we position the Company to take a leading role in the wind energy market.”

Tower Tech Holdings, Inc; Headquartered In Manitowoc Wisconsin Tower Tech Systems, Inc is dedicated to the exclusive mass-production of large wind tower support structures, wind turbine assemblies and monopiles for the Multi-Billion dollar wind power industry. Located on a 46-acre peninsula, Tower Tech leases or has options to lease more than 700,000 square feet of heavy manufacturing under roof. Tower Tech Systems believes that it has one of the largest capacities of any wind tower manufacturer in North America, and its ability to integrate the entire manufacturing process at its facility sets Tower Tech Systems apart from other manufacturers in the United States. Tower Tech Systems, Inc is currently under a multi-year manufacturing contract with Vestas Wind Systems of Denmark. Vestas Wind Systems is a worldwide leader in wind technology and a driving force in the development of the wind power industry. For additional information visit the company website at: www.towertechsystems.com or call: Brian Neary at: 800-787-5439

Tower Tech Systems, Inc

800-787-5439

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like ``believes,'' ``does not believe,'' ``plans,'' ``expects,'' ``intends,'' ``estimates,'' ``anticipates'' and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.